Exhibit 16.1

September 21, 2018

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549 - 7561

Re: Healthcare Integrated Technologies Inc.

Commission File Number 001-36564

Ladies and Gentlemen:

We have read Item 4.01 of Healthcare Integrated Technologies Inc.’s Form 8-K dated September 12, 2018 and we agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

Sincerely,

/s/ RBSM LLP